Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 23, 2005, accompanying the financial statements included in the Annual Report of AccessMedia Networks, Inc. for the years ended December 31, 2003 and 2004 which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Choi, Kim & Park, LLP
Los Angeles, CA
December 12, 2005